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Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS, INC. ANNOUNCES
PROPOSED INITIAL PUBLIC OFFERING

San Antonio, Texas, December 31, 2003—Kinetic Concepts, Inc., a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces, today announced that it has filed a registration statement with the Securities and Exchange Commission in connection with a proposed initial public offering of its common stock. The offering is expected to consist of up to $400 million of common stock, consisting of newly issued shares offered by the Company and secondary shares offered by selling shareholders. In addition, the Company expects that the selling shareholders will grant the underwriters an option to purchase from them an additional $60 million of common stock to cover over-allotments, if any.

The joint book-running managers of the offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as joint lead managers. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Piper Jaffray & Co. and SG Cowen Securities Corporation are acting as co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, copies of the offering prospectus may be obtained by writing or calling the prospectus departments of either Merrill Lynch, at 4 World Financial Center, New York, NY 10080, (212) 449-1000, or J.P. Morgan Securities Inc., at One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, (212) 552-5164.

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  Exhibit 99.1
KINETIC CONCEPTS, INC. ANNOUNCES PROPOSED INITIAL PUBLIC OFFERING